UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2011

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-1955550

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On August 3, 2011, comScore, Inc., a Delaware corporation (the “Company” or “comScore”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with AdXpose, Inc., a Delaware corporation (“AdXpose”), CS Ad Solutions, LLC, a Delaware limited liability company and wholly owned subsidiary of comScore (“Merger Sub”), Draper Associates, L.P., a California limited partnership, Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership, Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company, and Draper Fisher Jurvetson Fund IX, L.P., as Stockholder Representative. Pursuant to the Merger Agreement, on the Closing Date (as defined in the Merger Agreement), AdXpose will be merged with and into Merger Sub, with Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of comScore (the “Merger”). The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of comScore and AdXpose, and approved by AdXpose’s stockholders. Closing of the Merger remains subject to customary closing conditions.
The aggregate purchase price to be paid by comScore for all of the outstanding equity securities of AdXpose is anticipated to be approximately $22 million of which approximately 90% will be paid with unregistered shares of the Company’s common stock, and the remainder to be paid in shares of comScore common stock pursuant to comScore’s 2007 Equity Incentive plan and cash. The number of shares of comScore common stock to be issued pursuant to the Merger will be calculated based the average closing sales price of comScore’s common stock as quoted on the NASDAQ Global Market for the five (5) consecutive trading days prior to the third (3rd) trading day prior to the Closing Date.
Shares of comScore’s common stock representing an aggregate value of approximately $4 million upon Closing will be withheld from the consideration initially distributed to the AdXpose stockholders and will be deposited into an escrow fund as security for the indemnification obligations of AdXpose’s stockholders under the Merger Agreement as well as any amounts owed by the stockholders due to post-closing adjustments. Any escrowed amount not paid to comScore will be released to the AdXpose stockholders as follows: fifty percent (50%) on the one-year anniversary of the Closing and any remaining amount on the two-year anniversary of closing.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement contains customary representations and warranties made by and to the parties thereto as to specific dates. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with negotiating the terms of the Merger Agreement. Accordingly, investors and comScore stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in comScore’s public disclosures. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the times they were made or otherwise.

Item 7.01	Regulation FD.
On August 3, 2011, comScore issued a press release announcing the execution of the Merger Agreement, a copy of which is furnished herewith as Exhibit 99.1 .
The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press release of comScore issued on August 3, 2011 announcing the entry into an Agreement and Plan of Merger for the acquisition of AdXpose, Inc. by comScore, Inc.*

*	This Exhibit is being furnished, not filed, with this Current Report on Form 8-K. Accordingly, this Exhibit will not be incorporated by reference into any other filing made by the Company with the Securities and Exchange Commission unless specifically identified therein as being incorporated by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ Christiana L. Lin
Christiana L. Lin
EVP, General Counsel and Chief Privacy Officer

Date: August 3, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of comScore issued on August 3, 2011 announcing the entry into an Agreement and Plan of Merger for the acquisition of AdXpose, Inc. by comScore, Inc.*

*	This Exhibit is being furnished, not filed, with this Current Report on Form 8-K. Accordingly, this Exhibit will not be incorporated by reference into any other filing made by the Company with the Securities and Exchange Commission unless specifically identified therein as being incorporated by reference.